Exhibit 99.3

Shay Holding Corporation and Subsidiaries

Consolidated Financial Statements

December 31, 2019 and December 31, 2018

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of PAE Incorporated

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Shay Holding Corporation and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2011.

Tysons, VA

March 11, 2020

Shay Holding Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands)

	December 31,	December 31,	December 31,
	2019	2018	2017
Revenues	$2,763,893	$2,608,562	$2,331,586
Cost of revenues	2,183,574	1,991,622	1,765,972
Selling, general and administrative expenses	530,080	536,019	477,941
Amortization of intangible assets	33,205	35,780	34,259
Goodwill impairment	—	—	86,928

Total operating expenses	2,746,859	2,563,421	2,365,100
Program profit (loss)	17,034	45,141	(33,514)
Other income, net	9,785	4,980	21,322

Operating income (loss)	26,819	50,121	(12,192)
Interest expense, net	(86,011)	(84,360)	(74,466)

Loss before income taxes	(59,192)	(34,239)	(86,658)
Provision for income taxes	(9,131)	(2,661)	(38,584)

Net loss	(50,061)	(31,578)	(48,074)
Noncontrolling interest in earnings of ventures	(252)	2,881	4,728

Net loss attributed to Shay Holding Corporation	$(49,809)	$(34,459)	$(52,802)

See accompanying notes

Shay Holding Corporation and Subsidiaries

Consolidated Statements of Comprehensive Loss

(In thousands)

	December 31,	December 31,	December 31,
	2019	2018	2017
Net loss	$(50,061)	$(31,578)	$(48,074)
Other comprehensive income (loss):
Change in foreign currency translation adjustment, net of tax	317	(1,061)	1,103
Other, net	1,687	1,686	(3,795)

Other comprehensive income (loss)	2,004	625	(2,692)

Comprehensive loss	(48,057)	(30,953)	(50,766)
Comprehensive (loss) income attributed to noncontrolling interests	(178)	2,656	5,056

Comprehensive loss attributed to Shay Holding Corporation	$(47,879)	$(33,609)	$(55,822)

See accompanying notes

Shay Holding Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands except share and par value amounts)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$68,035	$51,097
Accounts receivable, net	442,180	516,168
Prepaid expenses and other current assets	43,549	76,477

Total current assets	553,764	643,742
Property and equipment, net	30,404	41,463
Deferred income taxes, net	3,212	—
Investments	17,925	18,870
Goodwill	409,588	408,025
Purchased intangibles, net	180,464	218,105
Operating lease right-of-use assets, net	162,184	—
Other noncurrent assets	13,758	17,676

Total assets	$1,371,299	$1,347,881

Liabilities and equity
Current liabilities:
Accounts payable	$124,661	$124,032
Accrued expenses	102,315	107,079
Customer advances and billings in excess of costs	51,439	28,307
Salaries, benefits and payroll taxes	130,633	113,037
Accrued taxes	18,488	18,898
Current portion of long-term debt	22,007	21,718
Operating lease liabilities, current portion	36,997	—
Other current liabilities	30,893	52,207

Total current liabilities	517,433	465,278
Deferred income taxes, net	—	14,038
Long-term debt, net	727,930	820,034
Long-term operating lease liabilities	129,244	—
Other long-term liabilities	8,601	17,046

Total liabilities	1,383,208	1,316,396
Stockholders’ equity:
Common stock, $0.01 par value per share: 500,000 shares authorized (Class A 400,000 and Class B 100,000); 282,047 issued and outstanding (Class A 280,771 and Class B 1,276)	3	3
Additional paid-in capital	101,742	101,742
Accumulated deficit	(145,371)	(95,562)
Accumulated other comprehensive loss	(134)	(2,138)

Total Shay Holding Corporation stockholders’ equity	(43,760)	4,045
Noncontrolling interests	31,851	27,440

Total liabilities and equity	$1,371,299	$1,347,881

See accompanying notes

Shay Holding Corporation and Subsidiaries

Consolidated Statements of Equity

(In thousands, except share data)

	Class A and Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shay Holding Corporation Equity	Noncontrolling Interests	Total Equity
	Shares	Amount
Balance at December 31, 2016	282,047	$3	$282,292	$(8,263)	$(254)	273,778	$45,557	$319,335
Net (loss) income	—	—	—	(52,802)	—	(52,802)	4,728	(48,074)
Other comprehensive loss, net	—	—	—	—	(2,692)	(2,692)	—	(2,692)
Dividends to stockholders	—	—	(180,550)	—	—	(180,550)	—	(180,550)
Distributions to venture partners and other	—	—	—	(183)	183	—	(23,830)	(23,830)
Equity contributions from venture partners	—	—	—	—	—	—	2,250	2,250

Balance at December 31, 2017	282,047	3	101,742	(61,248)	(2,763)	37,734	28,705	66,439
Net (loss) income	—	—	—	(34,459)	—	(34,459)	2,881	(31,578)
Cumulative effect due to adoption of new accounting standard	—	—	—	145	—	145	(1,340)	(1,195)
Other comprehensive loss, net	—	—	—	—	625	625		625
Distributions to venture partners and other	—	—	—	—	—	—	(2,806)	(2,806)

Balance at December 31, 2018	282,047	3	101,742	(95,562)	(2,138)	4,045	27,440	31,485
Net loss	—	—	—	(49,809)	—	(49,809)	(252)	(50,061)
Other comprehensive income, net	—	—	—	—	2,004	2,004		2,004
Distributions to venture partners and other	—	—	—	—	—	—	(742)	(742)
Equity contributions from venture partners							5,405	5,405

Balance at December 31, 2019	282,047	$3	$101,742	$(145,371)	$(134)	$(43,760)	$31,851	$(11,909)

See accompanying notes

Shay Holding Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	December 31, 2019	December 31, 2018	December 31, 2017
Operating activities
Net loss	$(50,061)	$(31,578)	$(48,074)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	12,875	14,459	11,653
Amortization of intangible assets	33,205	33,817	33,061
Loss on goodwill impairment	—	—	86,928
Amortization of debt issuance cost	8,092	8,382	8,168
Net undistributed (income) loss from unconsolidated ventures	(2,680)	180	(6,747)
Deferred income taxes, net	(17,247)	(14,801)	(45,945)
Loss on sale of assets	32,814	—	—
Other non-cash activities, net	4,128	380	(4,922)
Changes in operating assets and liabilities, net of effect of business combinations:
Accounts receivable, net	74,416	(101,178)	76,954
Accounts payable	618	35,404	10,268
Accrued expenses	(5,629)	12,058	(12,227)
Customer advances and billings in excess of costs	23,569	(15,004)	13,058
Salaries, benefits and payroll taxes	17,411	7,510	9,722
Prepaid expenses and other current assets	3,202	355	(4,165)
Other current and noncurrent liabilities	(25,220)	(8,628)	(41,679)
Investments	6,102	12,973	3,956
Other noncurrent assets	1,450	(688)	695
Accrued taxes	(397)	(10,482)	3,275

Net cash provided by (used in) operating activities	116,648	(56,841)	93,979
Investing activities
Expenditures for property and equipment	(9,436)	(5,702)	(9,660)
Acquisition of FCi Federal, net of cash acquired	—	—	(128,448)
Other investing activities, net	6,747	(10,849)	5,507

Net cash used in investing activities	(2,689)	(16,551)	(132,601)
Financing activities
Net contributions from noncontrolling interests	5,405	—	2,250
Distributions to venture partners	(742)	(2,806)	(23,971)
Dividends to stockholders	—	—	(180,550)
Borrowings on short-term debt	—	—	5,948
Repayments on short-term debt	—	(1,966)	(3,982)
Borrowings on long-term debt	267,375	107,099	238,000
Repayments on long-term debt	(367,312)	(69,480)	(123,608)
Debt acquisition fees	—	—	(5,980)

Net cash (used in) provided by financing activities	(95,274)	32,847	(91,893)
Effect of exchange rate changes on cash and cash equivalents	(1,747)	(1,940)	176

Net increase (decrease) in cash and cash equivalents	16,938	(42,485)	(130,339)
Cash and cash equivalents at beginning of period	51,097	93,582	$223,921

Cash and cash equivalents at end of period	$68,035	$51,097	$93,582

Supplemental cash flow information
Cash paid for interest	$78,019	$74,579	$70,022
Cash paid for taxes	$9,552	$19,093	$8,263

See accompanying notes

Shay Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019, 2018 and 2017

1. Description of Business

Unless the context otherwise indicates, references herein to “the Company” refer to Shay Holding Corporation (“Shay Holding”) and its consolidated subsidiaries. Shay Holding was incorporated in the state of Delaware on January 8, 2016 by an affiliate of Platinum Equity, LLC (“Platinum”). On March 14, 2016, Shay Merger Corporation, a wholly owned subsidiary of Shay Holding, merged with and into PAE Holding Corporation (“PAE Holding”) with the latter surviving (the “Merger”). Shay Holding had no operations prior to the Merger other than the issuance of debt and equity.

On February 10, 2020 (the “Closing”), the Company completed the previously announced business combination (the “PAE Business Combination”) in which the Company was acquired by Gores Holdings III, Inc. (“Gores III”). The transaction was completed in a multi-step process pursuant to which the Company ultimately merged with and into a wholly-owned subsidiary of Gores III, with the Gores III subsidiary continuing as the surviving company. As a result of the PAE Business Combination, each share of common stock of Shay Holding was cancelled and converted into the right to receive a portion of the consideration payable in connection with the transaction and Gores III acquired Shay Holding (as it existed immediately prior to the PAE Business Combination) and its subsidiaries. Additionally, the stockholders of Shay Holding as of immediately prior to the transaction hold a portion of the common stock of Gores III. In connection with the Closing, Gores Holdings III, Inc. changed its name to PAE Incorporated (“PAE”).

For accounting purposes, the PAE Business Combination will be accounted for as a reverse acquisition and recapitalization in which Shay Holding is considered the accounting acquirer (legal acquiree) and Gores III is considered the accounting acquiree (and legal acquirer).

The PAE Business Combination is a subsequent event that occurred after the periods for which these financial statements are presented. However, a current report on Form 8-K/A, including financial statements of Shay Holding for the periods presented herein, is required to be filed with the Securities and Exchange Commission (“SEC”). The Company’s financial statement presentation to be included in quarterly and annual filings with the SEC on Forms 10-Q and 10-K with respect to periods subsequent to the PAE Business Combination will include the financial statements of Shay Holding and its subsidiaries for periods prior to the completion of the PAE Business Combination and of PAE Incorporated for periods from and after the Closing.

PAE will continue to operate under the current reportable segments of Shay Holding. The effect of the PAE Business Combination is not expected to have an impact on revenue, earnings, cash flow, or any other material results of the business. For more information on the PAE Business Combination see Note 21.

Shay Holding and its subsidiaries provide integrated support solutions, including defense and military readiness, diplomacy, peacekeeping, development, host nation capacity building, aircraft and ground equipment maintenance and logistics, and operations and maintenance of facilities and infrastructure. Customers include agencies of the U.S. Government, such as the Department of Defense (“DoD”) and Department of State (“DoS”), allied foreign governments, and international organizations such as the United Nations.

The Company’s operations are organized into the following two reportable segments:

•

Global Mission Services (“GMS”): GMS provides infrastructure and logistics management, international logistics and stabilization support, and aircraft and vehicle readiness and sustainment support. The segment focuses on customer relationships with DoD, DoS, National Aeronautics and Space Administration, United Nations, and other federal agencies for work in the continental United States and outside of the continental United States (“OCONUS”).

•

National Security Solutions (“NSS”): NSS provides counter-threat solutions, business process outsourcing, adjudication support services and full life cycle support for complex legal matters. NSS focuses on customer relationships in the areas of intelligence, defense and security, and with civilian agencies.

The Company separately presents the costs associated with certain corporate functions as Corporate, which primarily include costs that are not reimbursed by the Company’s U.S. Government customers.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of Shay Holding include the accounts of Shay Holding and subsidiaries and ventures of which the Company owns more than 50% or otherwise controls. All intercompany amounts have been eliminated in consolidation.

Use of Estimates

These consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”), which requires the use of estimates and assumptions, including assumptions to determine the fair value of acquired assets and liabilities, recoverability of long-lived assets and goodwill, and anticipated contract costs and revenues utilized in the earnings recognition process, which affect the reported amounts in the consolidated financial statements and accompanying notes. Due to the size and nature of many of the Company’s programs, the estimation of total revenues and cost at completion is subject to a wide range of variables, including assumptions for schedule and technical issues. Actual results may differ from management’s estimates.

Revenue Recognition for 2019 and 2018

As of January 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) 606, Revenues From Contracts With Customers (Topic 606) using the modified retrospective method. Operating results for periods subsequent to December 31, 2017 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with the Company’s historical accounting policies.

The majority of the Company’s revenues are generated from contracts with the U.S. Government and its agencies. The Company enters into a variety of contract types, including fixed price, cost reimbursable, and time and materials contracts.

The Company accounts for a contract when it has been approved by all parties in the arrangement, the rights of the parties and payment terms are identified, and collectability of the consideration is reasonably assured. At contract inception, the Company identifies distinct goods or services promised in the contract, referred to as performance obligations, and then determines the transaction price for the contract.

The transaction price can be a fixed or variable amount, and contracts can contain award fees, incentive fees or other provisions that can either increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics, program milestones or cost targets and can be based upon customer discretion. The Company estimates variable consideration at the most likely amount to which it expects to be entitled. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of anticipated performance and historical, current and forecasted information that is reasonably available.

The Company’s contracts contain promises to provide distinct goods or services to its customers. These represent separate performance obligations and units of account. Management evaluates whether a single contract should be accounted for as more than one performance obligation or whether two or more contracts should be combined and accounted for as one single arrangement at the outset of the contract. Most of the Company’s contracts consist of providing a complex set of interrelated goods and services that together provide a single deliverable or solution to the customer, and accordingly are accounted for as a single performance obligation. The Company also may engage with a customer on a contract where multiple distinct goods or services may be provided. In such circumstance, multiple performance obligations exist, and the Company would allocate the contract’s transaction price to the individual performance obligations based on estimated relative standalone selling price. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which the Company forecasts expected costs of satisfying a performance obligation and then adds an appropriate margin for that distinct good or service promised.

Revenue is recognized when, or as, the performance obligation is satisfied. For substantially all of the Company’s contracts, the Company satisfies its performance obligations over time as the Company’s customer simultaneously receives and consumes benefits. Revenue is recognized over time when there is a continuous transfer of control to the customer.

For U.S. Government contracts, this continuous transfer of control to the customer is supported by clauses in the contract that allow the U.S. Government to unilaterally terminate the contract for convenience, pay for costs incurred plus a reasonable profit and take control of any work in process. When control is transferred over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. Based on the nature of the products and services provided in the contract, the Company uses judgment to determine if an input measure or output measure best depicts the transfer of control over time.

For services contracts, performance obligations are typically satisfied as services are rendered and the Company uses a contract cost-based input method to measure progress. Contract costs include labor, material and allocable indirect expenses. Revenue is recognized proportionally as contract costs are incurred plus estimated fees. If a contract does not meet the criteria for recognizing revenue over time, revenue is recognized at the point in time when control of the good or service is transferred to the customer. Control is considered to have transferred when the Company has a right to payment and the customer has legal title.

Contracts are often modified to account for changes in contract specifications and requirements. Contract modifications impact a performance obligation when the modification either creates new, or changes the existing, enforceable rights and obligations. The effect of a contract modification on the transaction price and the measure of progress for the performance obligation to which it relates is recognized as an adjustment to revenue under the cumulative catch-up method. Significant changes in one or more estimates could affect the profitability of a contract. Adjustments are recognized in estimated profit on contracts in the period identified. If at any time the estimate of contract profitability indicates an anticipated loss on the contract, the Company recognizes that loss in the period it is identified.

Management reviews the progress and execution of performance obligations under the estimate at completion process. As part of this process, management reviews information including, but not limited to, key contract terms and conditions, program schedule, progress towards completion, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include management’s judgment about the ability and cost to achieve the contract milestones and other technical contract requirements. Management must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation, execution by subcontractors, the availability and timing of funding from customers and overhead cost rates, among other variables. A significant change in one or more of these estimates could affect the profitability of the Company’s contracts.

Revenue Recognition for 2017

The following describes the Company’s revenue recognition policy under ASC 605, Revenue Recognition (Topic 605).

U.S. Government Contracts

The Company generally recognizes revenues of products and services to the U.S. Government using the percentage-of-completion method of accounting, applying either an output method, such as achieving major milestones, or an input method, such as the ratio of costs incurred to the estimate of total costs at completion of the contract. Under certain construction-type contracts, where it is not practicable to make reasonably dependable estimates, the Company recognizes revenue using the completed contract method. Completion of these contracts is deemed to have occurred following customer acceptance of contract deliverables.

When adjustments in estimated contract revenue or estimated costs at completion are required, the Company recognizes any changes from prior estimates by recording adjustments in the current period for the inception-to-date effect of the changes on current and prior periods. When estimates of total costs to be incurred on a contract exceed total estimates of revenue to be earned, the Company records a provision for the entire loss on the contract in the period the loss is determined. In accordance with U.S. GAAP, the Company evaluates its contracts for combining or segmenting.

The Company enters into a variety of contract types, including fixed price, cost reimbursable, and time and materials contracts. Revenue related to work the Company performs on contracts at risk, which is work the Company performs at the customer’s request prior to the customer formalizing funding, is not recognized as revenue until it can be reliably estimated, and its realization is probable.

Non-U.S. Government Contracts

For those contracts where the U.S. Government is not the customer, the Company generally records revenue on a straight-line basis over the period of contract performance, unless evidence suggests that the revenue is earned, or the obligations are fulfilled in a different pattern. Costs that the Company incurs under these types of contracts are generally expensed as incurred. Award and incentive fees related to the Company’s performance on these contracts are recognized when they are fixed or determinable, generally upon constructive notice of the award by the customer.

For those contracts that are essentially under commercial terms and conditions, the Company generally recognizes revenue upon delivery and passage of title. Shipping and handling costs charged to the customers are recognized as revenues and cost of revenues at the time products are delivered to the customers.

Multiple Element Arrangements

The Company’s contracts where the U.S. Government is not the customer may include the delivery of a combination of one or more of its service offerings. In these instances, the Company determines whether arrangements with multiple elements should be treated as separate units of accounting, based on whether the delivered items have value to the customer on a stand-alone basis, and if delivery or performance of the undelivered items is considered probable and substantially within its control. Revenue is allocated to each element of the arrangement based on the relative selling price method. The selling price for a deliverable is based on its vendor-specific objective evidence (“VSOE”), if available, third-party evidence (“TPE”) if VSOE is not available, or its best estimate of selling price if neither VSOE nor TPE is available. The Company considers relevant internal and external market factors when it is required to estimate selling prices. The Company considers a deliverable to have stand-alone value if the item is sold separately, is sold by another vendor, or could be resold by the customer. Furthermore, the Company’s revenue arrangements generally do not include a general right of return relative to delivered products.

Operating Expenses

Operating expenses include all cost of revenues, selling, general and administrative expenses (“SG&A”), and amortization of intangible assets. Cost of revenues includes costs related to labor, material, subcontract labor and other costs that are allowable and allocable to contracts under federal procurement standards. SG&A primarily consists of (i) fringe benefits related to the contract costs; (ii) salaries and wages plus associated fringe benefits and occupancy costs related to executive and senior management, business development, bid and proposal, contracts administration, finance and accounting, human resources, recruiting, information systems support, legal and corporate governance; and (iii) unallowable costs under applicable procurement standards that are not allocable to contracts for billing purposes. Unallowable costs do not generate revenue, but are necessary for business operations.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between marketplace participants at the measurement date. The valuation techniques the Company utilized to measure the fair value of financial instruments are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions.

These two types of inputs create the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets.

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 – Significant inputs to the valuation model are unobservable.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and amounts included in other current assets and current liabilities that meet the definition of a financial instrument approximate fair value because of the short-term nature of these amounts.

The carrying value of the Company’s outstanding debt obligations approximates its fair value. The fair value of long-term debt is calculated using Level 2 inputs, based on interest rates available for debt with terms and maturities similar to the Company’s existing debt arrangements.

Cash and Cash Equivalents

The Company considers cash on deposit and all highly liquid investments with original maturities of three months or less at the date of purchase to be cash and cash equivalents. The Company does not maintain any restricted cash.

Accounts Receivable, net

Amounts billed and due from customers are classified as billed receivables and are classified as billed receivables within accounts receivable, net on the consolidated balance sheets. Generally, customer accounts are due within 30 to 45 days of billings. The Company recognizes an allowance for doubtful accounts when collectability is uncertain. Billed receivables balances are written off when management has deemed the balance uncollectible after exhausting all reasonable means of collection.

Contract Assets

Contract assets primarily consist of unbilled receivables which represent rights to payment for work or services completed but not billed as of the reporting date. Contract assets are classified as unbilled receivables within accounts receivable, net on the consolidated balance sheets.

Contract Liabilities

Contract liabilities are advances and milestone payments from customers on certain contracts that exceed revenue earned to date. Contract liabilities are reported as customer advances and billings in excess of costs on the consolidated balance sheets

Concentration of Credit Risk

The Company’s receivables are highly concentrated with agencies of the U.S. Government. Approximately 96% and 95% of receivables as of December 31, 2019 and 2018, respectively, were generated from contracts with the U.S. Government. Approximately 93% and 94% of revenues for the years ended December 31, 2019 and 2018, respectively, were related to contracts with the U.S. Government. The Company believes that credit risk related to its accounts receivable is limited due to a large number of customers in differing segments and agencies of the U.S. Government, as well as the creditworthiness of the U.S. Government.

Property and Equipment

Property and equipment are recorded at cost. The Company calculates depreciation and amortization using a straight-line method over the estimated useful lives of assets. The estimated useful life of machinery and equipment is 4 to 20 years, computer software and equipment is 3 to 7 years, transportation equipment is 4 to 11 years, furniture and fixtures is 5 to 12 years, and leasehold improvements is 3 to 16 years.

Goodwill

Goodwill represents the excess of the fair value of consideration transferred, plus the fair value of any non-controlling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill is not amortized, but instead is tested annually for impairment at the reporting unit level and tested more frequently if events or circumstances indicate that the carrying value may not be recoverable. The Company’s policy is to perform its annual goodwill impairment evaluation as of the first day of the fourth quarter of its fiscal year. Goodwill is tested at a qualitative level, unless indications of that analysis result in indicators which would require a further quantitative analysis. The results of the Company’s annual goodwill impairment test for 2019 and 2018 indicated that no impairment existed. In 2017, the Company identified indicators of goodwill impairment and performed interim impairment tests, resulting in goodwill impairment of $86.9 million. See “Note 8. Goodwill and Intangible Assets” for additional information.

The evaluation includes comparing the fair value of each of the reporting units using a discounted cash flow methodology, or other fair value measures as considered appropriate in the circumstances, to its net book value, including goodwill. If the net book value exceeds the fair value, the Company will measure impairment by comparing the derived fair value of goodwill to its carrying value, and any impairment is recorded in the current period.

Intangible Assets

Intangible assets consist of customer relationships, technology and trade name and are recognized at their estimated fair values at the date of acquisition. The Company amortizes intangible assets using an accelerated method which best approximates the proportion of the future cash flows estimated to be generated in each period over the estimated useful lives of the applicable assets. On an annual basis, the Company evaluates this method to ensure continued appropriateness unless the estimated useful lives are determined to be indefinite or the estimated cash flows indicate another pattern of amortization should be used. Acquired intangibles are amortized over the following periods:

Customer relationships	6-13 years
Technology	3-5 years
Trade name	5-10 years

Impairment of Certain Long-Lived Assets

The Company reviews the carrying values of long-lived assets other than goodwill for impairment if events or changes in the facts and circumstances indicate that their carrying values may not be recoverable. The Company assesses impairment by comparing the estimated undiscounted future cash flows of the related assets to the carrying value. If an asset is determined to be impaired, the Company would recognize an impairment charge in the current period for the difference between the fair value of the asset and the carrying amount. For the years ended December 31, 2019, 2018, and 2017 there was no impairment of long-lived assets.

Leases

The Company adopted Accounting Standards Codification (ASC) 842, Leases (Topic 842) effective January 1, 2019, which changed the way the Company accounts for its leases.

The Company’s leases are generally for facilities and office space and are classified as operating leases. A contract is determined to be a leasing arrangement at inception. A right-of-use (“ROU”) asset represents the right to control the use of an identified asset over the lease term and a lease liability represents the obligation to make lease payments arising from the lease. If a lease arrangement is determined to exist, a ROU asset and corresponding lease liability are recorded on the balance sheet at the lease commencement date based on the present value of lease payments over the lease term.

The Company uses the incremental borrowing rate on the lease commencement date to determine the present value of lease payments. Operating lease expenses for the Company’s operating leases are recognized on a straight-line basis over the lease term. Certain operating leases may contain renewal or termination options that are reasonably certain of exercise.

Lease and non-lease components are accounted for together as a single lease component for operating leases.

The Company’s leases may also include variable lease payments, such as for insurance and taxes, which are not included in measuring ROU assets and lease liabilities and are recorded as variable lease expense in the period incurred. Payments for maintenance costs, utilities, or other variable payments that pertain to non-lease components are expensed as incurred and not reflected in the ROU assets and lease liabilities

Segment Reporting

The Company’s operations and reportable segments are organized around the nature of the products and services provided to customers. The Company defines its reportable segments based on the way the chief operating decision maker (“CODM”), currently its Chief Executive Officer, manages the operations of the Company for purposes of allocating resources and assessing performance. Although information regarding certain capabilities and markets served may be discussed for purposes of promoting an understanding of the business, the Company manages its business and allocates resources based on the two segments.

The Company separately presents the costs associated with certain corporate functions as Corporate, which primarily include costs that are not reimbursed by the Company’s U.S. Government customers.

Consolidated Investments and Equity Method Investments

The Company consolidates an investment when it has determined that the investment is a variable interest entity (“VIE”) and that the Company is the primary beneficiary. This determination is made at the inception of the Company’s involvement with the investment, in accordance with U.S. GAAP, and is evaluated continuously as facts and circumstances change. The Company considers both qualitative and quantitative factors to form a conclusion as to whether it, or another interest holder, has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance. The Company also considers qualitative and quantitative factors to determine if it, or another interest holder, has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE which could be significant to the VIE. The Company also consolidates ventures that are not VIEs when it has a controlling interest.

When the Company consolidates an entity that is not wholly owned, the Company reports the minority interests in the entity as non-controlling interests in the equity section of the consolidated balance sheets. The Company has included the non-controlling interest in earnings of ventures within the consolidated net income and deducted the same amount to derive net income attributable to the Company.

Other investments are accounted for under the equity method of accounting. These investments consist of ventures determined to be VIEs when the Company is not deemed to be the primary beneficiary and ventures that are not VIEs that the Company accounts for under the voting interest model when the Company has significant influence but not control. Significant influence generally is presumed to exist when the Company’s ownership in the investee is 20% or greater, unless other factors indicate otherwise. Under the equity method of accounting, the Company’s share of the net earnings or losses of the investee is included in other income, net on the accompanying consolidated statements of operations.

The aggregate carrying amount of certain investments in equity investees exceeded the underlying equity in their net assets. The amount in excess of carrying amount is amortized using an accelerated method which best approximates the proportion of the future cash flows estimated to be generated in each period over the remaining life of the contracts performed by the equity investees. The Company evaluates the equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period. For the years ended December 31, 2019, 2018 and 2017, the Company did not record an impairment of equity method investments.

Foreign Currency Translation

The assets and liabilities of the Company’s foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at the exchange rate in effect on the reporting date, while income and expenses are translated at the weighted-average exchange rate during the period. The Company’s primary practice is to negotiate contracts in the same currency in which the predominant expenses are incurred, thereby mitigating the exposure to foreign currency fluctuations. The net translation gains and losses are not included in determining net income, but are accumulated as a separate component of equity. Foreign currency transaction gains and losses are included in other income, net in the accompanying consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with the accounting standard for income taxes. The asset and liability method require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Under this method, changes in tax rates and laws are recognized in income in the period such changes are enacted.

The Company records net deferred tax assets to the extent that it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations. If the Company were to determine that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount or would no longer be able to realize its deferred income tax assets in the future as currently recorded, the Company would make an adjustment to the valuation allowance which would decrease or increase the provision for income taxes.

The provision for federal, state, foreign and local income taxes is calculated on income before income taxes based on current tax law and includes the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provision differs from the amounts currently payable because certain items of income and expense are recognized in different reporting periods for financial reporting purposes than for income tax purposes.

The Company recognizes liabilities for uncertain tax positions when it is more likely than not that a tax position will not be sustained upon examination and settlement with various taxing authorities. Liabilities for uncertain tax positions are measured based upon the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company recognizes interest and penalties related to uncertain tax positions in its income tax expense. For further discussion on uncertain tax positions which were settled for amounts different than recorded amounts see “ Note 19—Income Taxes “ of the notes to the consolidated financial statements.

Comprehensive Loss

Comprehensive loss is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income (loss) refers to revenue, expenses, and gains and losses that, under U.S. GAAP, are included in comprehensive loss, but excluded from the determination of net loss.

Foreign currency translation and pension and other postretirement benefit adjustments are the only elements of other comprehensive income (loss) and accumulated other comprehensive loss.

3. Recent Accounting Pronouncements

Accounting Pronouncements Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which supersedes the current lease guidance under Accounting Standards Codification (“ASC”) 840. Management adopted the ASU on January 1, 2019, electing to use the package of practical expedients permitted under the transition guidance which allows for the carry forward of historical lease classification for existing leases on the adoption date and does not require the assessment of existing lease contracts to determine whether the contracts contain a lease or initial direct costs. Prior periods were not retrospectively adjusted.

The adoption of this standard resulted in the recognition of ROU assets and lease liabilities for operating leases on the consolidated balance sheet. There was no cumulative impact to retained earnings and the January 1, 2019 adoption of ASC 842 did not have a material impact to either of the condensed consolidated statements of operations or cash flows.

The cumulative effect of the changes made to the Company’s consolidated balance sheet for the adoption of ASC 842 were as follows (in thousands):

	Balance at December 31, 2018	Adjustment for ASC 842	Balance at January 1, 2019
Assets:
Operating lease right-of-use assets, net	$—	165,455	$165,455
Liabilities:
Operating lease liabilities, current portion	$—	41,531	$41,531
Long-term lease operating liabilities	—	135,403	135,403
Other long-term liabilities	17,046	(11,479)	5,567

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, replacing the existing incurred loss impairment model. The new standard is effective for reporting periods beginning after December 15, 2019, with early adoption permitted. Based on managements’ initial assessment, the Company does not expect adoption of this standard to have a material impact on the Company’s financial statements.

4. Revenues

Disaggregated Revenues

Disaggregated revenues by customer-type for the year ended December 31, 2019 were as follows (in thousands):

	GMS	NSS	Total
DoD	$858,623	$222,978	$1,081,601
Other government agencies	1,123,459	359,681	1,483,140
Commercial and non-U.S. customers	117,655	81,497	199,152

Total	$2,099,737	$664,156	$2,763,893

Disaggregated revenues by contract-type for the year ended December 31, 2019 were as follows (in thousands):

	GMS	NSS	Total
Cost-reimbursible	$1,206,710	$105,360	$1,312,070
Fixed-price	717,595	286,366	1,003,961
Time and materials	175,432	272,430	447,862

Total	$2,099,737	$664,156	$2,763,893

Disaggregated revenues by geographic location for the year ended December 31, 2019 were as follows (in thousands):

	GMS	NSS	Total
United States	$1,090,765	$657,706	$1,748,471
International	1,008,972	6,450	1,015,422

Total	$2,099,737	$664,156	$2,763,893

Disaggregated revenues by customer-type for the year ended December 31, 2018 were as follows (in thousands):

	GMS	NSS	Total
DoD	$784,532	$205,404	$989,936
Other government agencies	1,096,193	359,977	1,456,170
Commercial and non-U.S. customers	88,118	74,338	162,456

Total	$1,968,843	$639,719	$2,608,562

Disaggregated revenues by contract-type for the year ended December 31, 2018 were as follows (in thousands):

	GMS	NSS	Total
Cost-reimbursible	$1,229,707	$90,061	$1,319,768
Fixed-price	595,127	281,859	876,986
Time and materials	144,009	267,799	411,808

Total	$1,968,843	$639,719	$2,608,562

Disaggregated revenues by geographic location for the year ended December 31, 2018 were as follows (in thousands):

	GMS	NSS	Total
United States	$1,013,830	$635,158	$1,648,988
International	955,013	4,561	959,574

Total	$1,968,843	$639,719	$2,608,562

Remaining Performance Obligations

The Company’s remaining performance obligations balance represents the expected revenue to be recognized for the satisfaction of remaining performance obligations on existing contracts. This balance excludes unexercised contract option years and task orders that may be issued underneath an indefinite delivery, indefinite quantity contract. The remaining performance obligations balance as of December 31, 2019 and 2018 was $1,640.0 million and $2,214.9 million, respectively.

The Company expects to recognize approximately 97% of the remaining performance obligations balance as revenue over the next year and the remaining 3% thereafter.

5. Contract Assets and Contract Liabilities

Contract assets consist of unbilled receivables which represent rights to payment for work or services completed but not billed as of the reporting date. Contract assets are classified as unbilled receivables within accounts receivable, net on the consolidated balance sheets.

Contract liabilities are advances and milestone payments from customers on certain contracts that exceed revenue earned to date. Contract liabilities are reported as customer advances and billings in excess of costs on the consolidated balance sheets.

The components of contract assets and contract liabilities consisted of the following (in thousands):

	2019	2018
Contract assets	$295,103	$340,238
Contract liabilities	$51,439	$28,307

The decrease in contract assets of $45.1 million during 2019 was primarily due to the timing of billings, offset by revenue recognized related to the satisfaction of performance obligations. The Company expects to bill customers for the majority of the December 31, 2019 contract assets during 2020.

The increase in contract liabilities of $23.1 million during 2019 was primarily due to the timing of advance payments from customers offset by revenue recognized during the period. During 2019 and 2018, the Company recognized revenues of approximately $19.1 million and $29.5 million relating to amounts that were previously included in the beginning balance of contract liabilities.

6. Accounts Receivable, net

The components of accounts receivable, net consisted of the following (in thousands):

	2019	2018
Billed receivables	$148,747	$177,321
Unbilled receivables	295,103	340,238
Less allowance for doubtful accounts	(1,670)	(1,391)

Total accounts receivable, net	$442,180	$516,168

7. Property and Equipment, Net

Property and equipment consisted of the following components (in thousands):

	2019	2018
Assets not yet in service	$301	$2,559
Leasehold improvements	9,823	8,609
Machinery and equipment	12,094	15,068
Computer and equipment	34,894	32,769
Transportation equipment	14,043	13,835
Furniture and fixtures	2,797	2,822

Property and equipment, gross	73,952	75,662
Less accumulated depreciation and amortization	(43,548)	(34,199)

Total property and equipment, net	$30,404	$41,463

For the years ended December 31, 2019, 2018 and 2017, depreciation expense was approximately $12.9 million, $14.5 million and $11.7 million, respectively.

8. Goodwill and Intangible Assets

Goodwill

The following table presents changes in the carrying amount of goodwill by reportable segment for the periods presented (in thousands):

	GMS	NSS	Total
Balance as of December 31, 2016	$266,515	$153,066	$419,581
Acquisitions(1)	2,503	77,528	80,031
Goodwill impairment(2)	(60,232)	(26,696)	(86,928)

Balance as of December 31, 2017	$208,786	$203,898	$412,684
Acquisitions	21	—	21
Other	(214)	(4,466)	(4,680)

Balance as of December 31, 2018	$208,593	$199,432	$408,025

Acquisitions	—	—	—
Other	—	1,563	1,563

Balance as of December 31, 2019	$208,593	$200,995	$409,588

(1)	Primarily relates to the FCi Federal, LLC (“FCi”) acquisition.
(2)	Relates to interim impairment charges recorded during the year due to contract repricing and lost recompetes associated with the GMS and NSS segments, respectively.

Intangible Assets

Intangible assets were comprised of the following (in thousands):

	2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$286,900	$(116,923)	$169,977
Technology	1,700	(1,700)	—
Trade name	16,900	(6,413)	10,487

Total	$305,500	$(125,036)	$180,464

	2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$294,700	$(88,902)	$205,798
Technology	3,300	(3,300)	—
Trade name	16,900	(4,593)	12,307

Total	$314,900	$(96,795)	$218,105

As of December 31, 2019, customer relationships and trade name intangibles have weighted average remaining useful lives of 7.9 and 6.0 years, respectively. As of December 31, 2018, customer relationships and trade name have weighted average remaining useful lives of 8.6 and 7.0 years, respectively.

Future expected amortization expense of intangible assets is as follows (in thousands):

As of December 31, 2019
2020	$32,188
2021	31,824
2022	31,775
2023	24,565
2024	20,490
Thereafter	39,622

Total	$180,464

9. Consolidated Variable Interest Entities

The Company has entered into ventures and investments that allow it to participate in projects in areas where it is advantageous or required by law to partner with a local organization. See “Note 2. Summary of Significant Accounting Policies” for the Company’s significant judgments and assumptions used in determining when the Company must consolidate a VIE.

The Company is the majority shareholder and primary beneficiary of PAE (New Zealand) Limited, ATOM Training Limited, PAE-Perini LLC, Syncom Space Services LLC, PAE-SGT Partners LLC and these entities are consolidated. As the primary beneficiary, the Company has a risk and obligation to absorb any losses significant to the variable interest entities. The use of the assets of the VIEs to settle the Company’s obligations is subject to the VIEs’ Board of Directors’ approval.

The cash flows generated by these VIEs are included within the Company’s consolidated statements of cash flows. The consolidated balance sheets include the following amounts from these consolidated VIEs for the periods presented (in thousands):

	2019	2018
Assets
Total assets	$127,742	$133,762

Liabilities and equity
Total liabilities	$80,151	$139,736
Total equity	47,591	(5,974)

Total liabilities and equity	$127,742	$133,762

The consolidated statements of operations include the following amounts from consolidated VIEs for the periods presented (in thousands):

	December 31, 2019	December 31, 2018	December 31, 2017
Income statements
Revenues	$340,063	$259,386	$254,637
Cost of revenues	311,310	205,730	205,187
Selling, general and administrative expenses	80,942	84,473	61,473

Total operating expenses	392,252	290,203	266,660

Program loss	(52,189)	(30,817)	(12,023)
Other expense, net	(1,697)	(1,093)	(1,255)

Net loss (1)	$(53,886)	$(31,910)	$(13,278)

(1)	The net losses in the years ended December 31, 2019, 2018 and 2017 primarily relate to ISR set-up activities.

On December 22, 2016, the Company entered into a definitive agreement with American Operation Corporation to purchase an additional 85% interest in PAE ISR LLC (“ISR”). The acquisition closed on February 9, 2017. ISR was an original equipment manufacturer (“OEM”) and systems integrator for the Resolute Eagle, a long endurance Group 3 Unmanned Aircraft System for tactical Intelligence, Surveillance, and Reconnaissance applications. ISR is a component of the Company’s NSS operating segment.

During the third quarter of 2019, management committed to a plan to sell or dispose of substantially all the assets of ISR. As a result, these assets were designated as held for sale, and the Company recorded a loss on the assets held for sale. Depreciation for these assets ceased on the date they were designated as held for sale. On December 13, 2019 the Company completed the sale of substantially all of the assets of ISR for $5.5 million. The Company recorded a loss on ISR’s assets of approximately $32.8 million which was recorded in cost of revenues on the consolidated statements of operations.

For the years ended December 31, 2019 and December 31, 2018, the Company recognized $19.1 million and $33.2 million, respectively, of pretax losses relating to ISR prior to the loss on assets held-for-sale.

10. Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	2019	2018
Reserves	$11,659	$24,018
Accrued foreign taxes	6,053	7,237
Accrued losses on contracts	11,352	10,483
Other	1,829	10,469

Total current liabilities	$30,893	$52,207

11. Debt

Long-term debt consisted of the following (in thousands):

	2019	2018
First Term Loan	$506,772	$536,582
Second Term Loan	265,329	265,329
Revolving Credit Facility	—	70,097

Total debt	772,101	872,008
Unamortized discount and debt issuance costs	(22,164)	(30,256)

Total debt, net of discount and debt issuance costs	749,937	841,752
Less current maturities of long-term debt	(22,007)	(21,718)

Total long-term debt, net of current	$727,930	$820,034

Credit Agreement

On June 12, 2017, the Company amended its existing credit facilities to finance the purchase of FCi, which provides essential services for immigration and national security services for U.S. Federal government agencies. The credit agreement (“Credit Agreement”) provided for an additional $95 million and $58 million on the First Term Loan and Second Term Loan, respectively. The Credit Agreement also provided for a $50 million increase in the borrowing capacity of the Revolver. The total borrowing capacity of the Revolver can be up to $150 million. Debt issuance costs of approximately $6.0 million were capitalized, which resulted in a reduction in the carrying value of the debt on the consolidated balance sheets in connection with the Credit Agreement.

The Credit Agreement requires the Company to comply with specified financial covenants under certain circumstances, including the maintenance of certain leverage ratios.

The Credit Agreement also contains various non-financial covenants, including affirmative covenants with respect to reporting requirements and maintenance of business activities, and negative covenants that, among other things, may limit or impose restrictions on the Company’s ability to alter the character of the business, consolidate, merge, or sell assets, incur liens or additional indebtedness, make investments, and undertake certain additional actions.

The Company was in compliance with the financial covenants under the Company’s credit agreements as of December 31, 2019 and 2018, respectively.

Future principal maturities of the Company’s long-term debt are summarized as follows (in thousands):

As of December 31, 2019
2020	$29,810
2021	29,810
2022	447,152
2023	265,329
2024	—

Total	$772,101

As of December 31, 2019 and 2018 the available borrowing capacity under the Revolver was approximately $121.8 million and $56.8 million, respectively.

Interest Rates on Term Loans and Revolver

The interest rate per annum applicable to the First Term Loan is equal to either the Base Rate or the LIBO Rate, in each case, plus (i) 4.50% in the case of the Base Rate loans and (ii) 5.50% in the case of LIBO Rate loans.

The interest rate per annum applicable to the Second Term Loan is equal to either the Base Rate or the LIBO Rate, in each case, plus (i) 8.50% in the case of the Base Rate loans and (ii) 9.50% in the case of LIBO Rate loans.

The Base Rate is defined as a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBO Rate for a LIBO Rate loan with a one month Interest Period commencing on such day plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. The LIBO Rate is defined as the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, whichever rate is approved by the Administrative Agent.

The interest rate per annum applicable to the Revolver is equal to either a Base Rate or a LIBOR plus (i) a range of 0.75% to 1.25% in the case of Base Rate loans and (ii) a range of 1.75% to 2.25% in the case of LIBO Rate loans, each based on Average Availability as of the first day of each quarter.

As of December 31, 2019 and December 31, 2018, the applicable interest rate on the First Term Loan was 7.35% and 8.12%, respectively. As of December 31, 2019 and December 31, 2018, the applicable interest rate on the Second Term Loan was 11.35% and 12.12%, respectively.

Letters of Credit

The Company had eleven and thirteen outstanding letters of credit for program and insurance requirements totaling approximately $21.2 million and $20.3 million as of December 31, 2019 and 2018, respectively.

12. Share-Based Compensation

On May 23, 2016, the Company adopted the 2016 Participation Plan (the “Plan”). The purpose of the Plan was to provide incentive compensation to key employees by granting performance units (“Units”). The Units were valued on the date of grant by the Compensation Committee (the “Committee”) and vested over a specified period in individual grant agreements, which was generally five years. Participants in the Plan are entitled to receive compensation for their vested Units in the event a qualifying event occurs. There are two qualifying events defined in the Plan: (1) a “qualifying sale event” in which there is a sale of some or all of the Company’s stock, and (2) a “qualifying distribution event” in which the Company pays a cash dividend to the shareholders of Shay’s ultimate shareholders.

During the year ended December 31, 2019, no units were granted. The occurrence of future qualifying events is not determinable or estimable as of December 31, 2019, and as such, no liability or expense has been recognized.

13. Retirement Plans

Defined Contribution Plan

The Company maintains retirement plans under Section 401(k) of the Internal Revenue Code for its current employees. This defined contribution plan allows employees to contribute up to the annual Internal Revenue Service dollar limits. The plan has a discretionary, non-uniform matching contribution where its match varies by business unit, location, employee classification, or contract. The matching contribution ranged from 0% to 100% on up to the first 6% of employee contributions for the years ended December 31, 2019, 2018 and 2017. Previously the Company implemented a one year of service requirement that must be completed in order to receive matching contributions. Each participant is immediately fully vested in the Company’s matching contribution.

Total retirement plan expense for the 401(k) plans recognized by the Company during the years ended December 31, 2019, 2018 and 2017 was approximately $23.8 million, $20.3 million, $12.9 million, respectively, which is recorded in SG&A in the accompanying consolidated statements of operations.

14. Leases

At December 31, 2019, the Company had ROU assets, net of $162.2 million and lease liabilities of $166.2 million recorded on the consolidated balance sheet.

The Company rents certain facilities and equipment under operating leases. The Company’s total lease cost is recorded primarily within SG&A on the consolidated statements of operations. Rents which are directly chargeable to a project are charged to cost of revenues. During the years ended December 31, 2019 and December 31, 2018, and December 31, 2017, the Company recognized operating lease costs of approximately $50.0 million, $41.7 million and $39.2 million respectively. The Company’s future minimum operating lease payments for non-cancelable operating leases were as follows (in thousands):

As of December 31, 2019
2020	$44,473
2021	41,558
2022	36,224
2023	32,332
2024	21,108
Thereafter	51,612

Total future minimum lease payments	227,307
Less imputed interest	61,066

Present value of minimum lease payments	166,241
Less current maturities of lease liabilities	36,997

Long-term lease liabilities	$129,244

The weighted-average remaining lease term and the weighted-average discount rate for the Company’s operating leases were approximately 7.31 years and 7.26%, respectively, at December 31, 2019.

The Company made cash payments of approximately $47.4 million for operating leases for the year ended December 31, 2019, which are included in cash flows from operating activities in the consolidated statement of cash flows.

15. Legal Proceedings, Commitments, and Contingencies

The Company is a party to, or has property subject to, litigation and other proceedings. Management believes the probability is remote that the outcome of the matters will have a material adverse effect on its operations as a whole, notwithstanding that the unfavorable resolution of any matter may have a material effect on net earnings in a future period. The Company cannot predict the outcome of legal proceedings and loss or range of loss contingencies with certainty.

16. Segment Reporting

The Company’s operations and reportable segments are organized around the nature of the products and services provided to customers. The Company defines its reportable segments based on the way the chief operating decision maker (“CODM”), currently its Chief Executive Officer, manages the operations of the Company for purposes of allocating resources and assessing performance.

The GMS operating segment provides OCONUS support to the U.S. Government and its partners to advance foreign policy objectives, in addition to providing sustainment, training and readiness support. The NSS operating segment provides a wide-ranging portfolio of offerings that support all facets of national security, including intelligence, homeland security and civil government missions.

While the CODM uses a variety of different measures to evaluate the Company’s segments, the primary measures used to evaluate segment performance are revenues and operating income. As a result, “Interest expense, net” and “Provision for income taxes” as reported on the consolidated statements of operations are not allocated to the Company’s operating segments.

The following table shows information by reportable segment for the periods presented (in thousands):

	December 31,	December 31,	December 31,
	2019	2018	2017
Revenues
GMS	$2,099,737	$1,968,843	$1,787,198
NSS	664,156	639,719	544,388
Corporate	—	—	—

Total revenues	$2,763,893	$2,608,562	$2,331,586

Operating income (loss)
GMS	$92,386	$89,141	$22,417
NSS	(36,940)	(12,556)	(15,783)
Corporate	(28,627)	(26,464)	(18,826)

Total operating income (loss)	$26,819	$50,121	$(12,192)

Amortization of intangible assets
GMS	$16,679	$18,492	$16,869
NSS	16,526	17,288	17,390
Corporate	—	—	—

Total amortization of intangible assets	$33,205	$35,780	$34,259

Under U.S. Government cost accounting standards, indirect costs including depreciation expense are collected in numerous indirect cost pools, which are then collectively allocated out to the Company’s reportable segments based on a representative causal or beneficial relationship of the costs in the pool to the costs in the base. While depreciation expense is a component of the allocated costs, the allocation process precludes depreciation expense from being specifically identified by the Company’s individual reportable segments. For this reason, depreciation expense by reportable segment is not presented separately above.

Asset information by segment is not a key measure of performance used by the CODM and therefore segment assets are not presented.

Less than 10% of the Company’s revenues and tangible long-lived assets are generated by or owned by entities outside of the United States. Therefore, additional segment financial information by geographic location is not presented.

17. Related-Party Transactions

During the years ended December 31, 2019, 2018 and 2017, the Company recognized management fees, transaction and advisory fees, and expenses of approximately $5.1 million, $5.0 million and $10.5 million, respectively. These expenses are for services rendered by Platinum, which are recorded in SG&A in the consolidated statements of operations and included in accrued expenses on the consolidated balance sheets. In May 2017, Shay Holding paid a dividend of approximately $180.5 million to Platinum.

18. Other Income, net

The components of other income, net consisted of the following (in thousands):

	December 31, 2019	December 31, 2018	December 31, 2017
Net earnings of equity method investments	$2,454	$(180)	$6,599
Gain on sale of fixed assets and other	7,331	5,160	14,723

Total	$9,785	$4,980	$21,322

19. Income Taxes

On December 22, 2017, the President signed the Tax Cuts and Jobs Act (the “Tax Act”) into law. The Tax Act lowered the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018. The Company substantially completed its provisional analysis of the income tax effects of the Tax Act and recorded an estimated tax benefit of $39.5 million on the December 31, 2017 consolidated financial statements. During 2018 the Company refined its calculations, evaluated changes in interpretations and assumptions that had been made, applied additional guidance issued by the U.S. Government, and evaluated actions and related accounting policy decisions previously made. As of December 31, 2018, the Company completed its accounting for all of the enactment-date income tax effects of the Tax Act and did not identify any material changes to the provisional analysis.

The global intangible low-taxed income (“GILTI”) tax rules impose a new anti-deferral tax on certain foreign earnings which applies to tax years beginning after December 31, 2017. Under U.S. GAAP, the Company is allowed to make an accounting policy choice in accounting for the GILTI. The Company has elected to account for GILTI as a current-period expense when incurred instead of factoring such amounts into a company’s measurement of its deferred taxes. As of December 31, 2019, no GILTI related adjustment was recorded.

The domestic and foreign components of loss before income taxes were as follows (in thousands):

	December 31, 2019	December 31, 2018	December 31, 2017
Domestic	$(141,068)	$(94,924)	$(137,771)
Foreign	81,876	60,685	51,113

Loss before income taxes	(59,192)	(34,239)	(86,658)

The components of the provision for income taxes were as follows (in thousands):

	December 31, 2019	December 31, 2018	December 31, 2017
Current:
Federal	$—	$—	$312
State	—	—	—
Foreign	6,507	6,991	8,486

Total current expense (benefit)	6,507	6,991	8,798
Deferred:
Federal	(15,638)	(9,652)	(47,382)
State	—	—	—
Foreign	—	—	—

Total deferred (benefit) expense	(15,638)	(9,652)	(47,382)

Provision for income taxes	$(9,131)	$(2,661)	$(38,584)

The differences between the amount of tax computed at the federal statutory rate and the provision for income taxes were as follows (in thousands):

	December 31, 2019	December 31, 2018	December 31, 2017
Amount computed at statutory federal income tax rate	$(12,452)	$(7,471)	$(29,899)
Increases (decreases) in tax resulting from:
Impact of Tax Act	—	—	(39,499)
Change in valuation allowance	5,601	7,026	—
Effect of Foreign Joint Ventures	(1,071)	(1,049)	—
Goodwill impairment	—	—	30,425
Effect of foreign operations	—	—	1,703
Foreign derived intangible income deduction	(2,682)	(744)	—
Other permanent differences, net	1,473	(423)	(1,314)

Provision for income taxes	$(9,131)	$(2,661)	$(38,584)

During the years ended December 31, 2019, 2018 and 2017 the Company recognized a state income tax (benefit) expense of approximately $(0.1) million, $(1.3) million and $1.2 million, respectively, which are recorded in SG&A in the consolidated statements of operations.

The Company is subject to income taxes in the U.S. and various state and foreign jurisdictions. Tax statutes and regulations within each jurisdiction are subject to interpretation and require the application of significant judgment. The Company’s consolidated federal income tax returns through March 14, 2016 are no longer subject to audit. However, the Company is subject to U.S. Federal, state, and foreign tax examinations for years ranging from 1993 to 2017. The Company does not expect the resolution of these examinations to have a material impact on its results of operations, financial condition or cash flows.

As of December 31, 2019, and 2018, the Company had foreign tax credit carryforwards for federal tax purposes of approximately $35.6 million and $33.1 million, respectively, which will expire from 2023 to 2029. The Company is limited to the amount of interest expense it can deduct on its 2019 tax return. The disallowed interest can be carried forward indefinitely. However, the Company is expected to have an interest expense deduction limitation in each of the future years. Based on the projected interest expense deduction limitation, management concluded that it is more likely than not that most of the disallowed and carried forward interest deduction will not be realized; and as a result, the Company has recorded a valuation allowance of approximately $13.8 million, and $7.7 million as of December 31, 2019 and December 2018, respectively As of December 31, 2019, and 2018, the Company had net operating loss (“NOL”) carryforwards for state tax purposes of approximately $77.7 million and $73.4 million, respectively, which will expire from 2020 to 2024.

The Company has recorded other receivables from third parties related to the indemnification of certain international contingent tax liabilities, net of tax benefit, of approximately $5.0 million and $13.6 million as of December 31, 2019 and 2018, respectively.

The tax effects of temporary differences that give rise to deferred taxes are presented below (in thousands):

	2019	2018
Deferred tax assets
Accrued compensation benefits	$8,204	$7,529
Reserves	4,670	5,547
Net operating loss and credit carryover	3,202	6,153
Foreign tax credit carryover	35,629	33,082
Deferred rent	—	2,616
Tax reserve benefit	3,916	4,548
Interest carryover	16,438	9,479
Opearting lease liability	39,283	—
Other	4,846	4,402
Total deferred tax assets	116,188	73,356

Valuation allowance	(13,784)	(10,343)

Net deferred tax assets	102,404	63,013
Deferred tax liabilities
Depreciation	(4,384)	(4,265)
Prepaid expenses	(1,779)	(2,209)
Unbilled receivables	(22,958)	(34,101)
Intangible assets	(31,480)	(34,837)
Operating lease right-of-use assets	(37,540)	—
Investment in unconsolidated foreign subsidiary	(1,051)	(1,639)

Total deferred tax labilities	(99,192)	(77,051)

Net deferred tax assets (liabilities)	$3,212	$(14,038)

The changes in the unrecognized tax benefits, excluding accrued interest and penalties, were as follows (in thousands):

	2019	2018	2017
Beginning of the year	$2,262	$3,614	$3,614
Reductions due to settlements	—	(1,352)	—
Other	(304)	—	—

End of the year	$1,958	$2,262	$3,614

Interest and penalties related to unrecognized tax benefits are included as a component of the provision for income taxes. During the years ended December 31, 2019, 2018 and 2017, the Company had unrecognized tax benefits of approximately $6.1 million, $6.8 million and $8.7 million, respectively, including interest and penalties of approximately $4.2 million, $4.5 million and $5.1 million, respectively. The Company believes its unrecognized tax benefits will decrease by approximately $1.7 million over the next 12 months due to audit settlements. The Company files income tax returns in U.S. Federal jurisdictions and various state and foreign jurisdictions, and is subject to U.S. Federal, state, and foreign tax examinations for years ranging from 1993 to 2017.

20. Quarterly Financial Data (Unaudited)

The data is unaudited, but in the opinion of management, includes and reflects all adjustments, that are necessary, for a fair statement of operations for these interim periods. The following table shows selected quarterly data for the periods presented (in thousands):

	December 31, 2019	September 29, 2019	June 30, 2019	March 31, 2019
Revenues	$697,085	$697,717	$695,607	$673,484
Costs of revenues (1)	559,940	565,703	540,772	517,159
Operating (loss) income	(3,167)	(10,525)	26,158	14,353
Net (loss) income	$(16,664)	$(31,625)	$3,388	$(5,160)

	December 31, 2018	September 30, 2018	June 24, 2018	March 25, 2018
Revenues	$672,134	$712,738	$648,583	$575,107
Costs of revenues	524,239	548,817	495,485	423,081
Operating income	12,061	10,205	8,417	19,438
Net (loss) income	$(12,333)	$(10,446)	$(9,096)	$297

21. Subsequent Events

PAE Business Combination

Merger Consideration

As described in Note 1, the Company completed the PAE Business Combination on February 10, 2020. Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid for the PAE Business Combination was approximately $1,427 million. The consideration paid to the Shay Stockholders consisted of a combination of cash and stock consideration. The aggregate cash consideration paid to the Shay Stockholders at the Closing was approximately $417 million. The remainder of the consideration paid to the Shay Stockholders consisted of 21,127,823 newly issued shares of Class A Stock.

In addition to the foregoing consideration paid at the Closing, Shay Stockholders will be entitled to receive additional earn-out payments from PAE of up to an aggregate of four million shares of PAE Class A Stock, if the price of Class A Stock trading on the Nasdaq Stock Market exceeds certain thresholds during the five-year period following the completion of the Mergers.

Incentive Plan

In connection with the PAE Business Combination the 2016 Participation Plan was terminated immediately prior to the Closing and, in exchange for a release of claims relating to the plan, plan participants received payments totaling approximately $17.4 million. Additionally, prior to the Closing, the Gores III board of directors and stockholders approved the PAE Incorporated 2020 Equity Incentive Plan (the “2020 Incentive Plan”). The 2020 Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock units and other stock or cash-based awards.

Restricted Stock Units

Under the terms of the Merger Agreement, PAE agreed to issue restricted stock units representing the right to receive up to an aggregate of 3,200,000 shares of its Class A Stock (which number will be subject to equitable adjustment in the event of any stock split, reverse stock split, stock dividend or other similar event prior to the date such restricted stock units are issued), a portion of which will be issued to PAE employees, as designated by Platinum.

Debt

In connection with the Merger Agreement, PAE was required to reduce its outstanding indebtedness under its existing credit facilities such that the total indebtedness under the facilities, minus cash on hand at the consummation of the PAE Business Combination would not be greater than $572.1 million. After the closing of the transaction the outstanding balance on the Second Term Loan was reduced by approximately $136.5 million.